Exhibit 10.07

THE FEDERAL HOME LOAN BANK

OF NEW YORK

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT DEFINED BENEFIT & DEFINED

CONTRIBUTION BENEFIT EQUALIZATION PLAN

As Amended and Restated

Effective November 15, 2023

Table of Contents

Introduction	Page 1

Article

1. Definitions	Page 2

2. Membership	Page 5

3. Amount and Payment of Defined Benefit Plan Component	Page 6

4. Amount and Payment of Defined Contribution Plan Component	Page 10

5. Source and Methods of Payments	Page 15

6. Designation of Beneficiaries	Page 16

7. Administration	Page 17

8. Amendment and Termination	Page 19

9. General Provisions	Page 20

Signatures	Page 22

Schedule A	Page 23

Schedule B	Page 24

SUPPLEMENTAL EXECUTIVE RETIREMENT DEFINED BENEFIT & DEFINED

CONTRIBUTION BENEFIT EQUALIZATION PLAN

Introduction

The purpose of this Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan (as more fully defined in Article 1, the “Plan”) is to provide to certain employees of the Federal Home Loan Bank of New York (as more fully defined in Article 1, the “Bank”) the benefits which would have been payable under the Pentegra Defined Benefit Plan for Financial Institutions’ Comprehensive Retirement Program (as more fully defined in Article 1, the “Defined Benefit Plan”), and benefits equivalent to the matching contributions, regular account contributions (after-tax) and 401(k) account contributions (pre-tax) which would have been available under the Federal Home Loan Bank of New York 401(k) Retirement Plan administered by Vanguard (as more fully defined in Article 1, the “Defined Contribution Plan”), but for the limitations placed on benefits and contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended.  The Plan, as further described below, also enhances benefits for certain employees.

The Plan is unfunded and all benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Defined Benefit Plan or its assets or by the Defined Contribution Plan or its assets.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 "Actuary" means the independent consulting actuary retained by the Bank to assist the Committee (as that term is defined in this Article) in its administration of the Plan.

1.02 "Bank" means the Federal Home Loan Bank of New York and each subsidiary or affiliated company thereof which participates in the Plan and their respective legal successors.

1.03 "Beneficiary" means the beneficiary or beneficiaries designated in accordance with Article 5 of the Plan to receive the benefit, if any, payable upon the death of a Member (as that term is defined in this Article) of the Plan.

1.04 "Board of Directors" means the Board of Directors of the Bank.

1.05 "Committee" means the Nonqualified Plan Committee appointed by the Board of Directors.

1.06 "Defined Benefit Plan" means the Pentegra Defined Benefit Plan for Financial Institutions’ Comprehensive Retirement Program, a qualified and tax-exempt defined benefit pension plan and trust under IRC Sections 401(a) and 501(a),  as adopted by the Bank.

1.07"Defined Benefit Plan Component" means and refers to the provisions of Article 3, which is and shall be deemed to be a separate nonqualified plan within the Federal Home Loan Bank of New York Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan.

1.08 "Defined Contribution Plan" means the Federal Home Loan Bank of New York 401(k) Retirement Plan administered by Vanguard, a qualified and tax-exempt defined contribution plan and trust under IRC Sections 401(a) and 501(a), as adopted by the Bank.

1.09 "Defined Contribution Plan Component" means and refers to the provisions of Article 4, which is and shall be deemed to be a separate nonqualified plan within the Federal Home Loan Bank of New York Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan.

1.10 "IRC" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.11 "IRC Limitations" mean the cap on compensation taken into account by a plan under IRC Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage ("ADP") test under IRC Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage ("ACP") test under IRC Section 401(m), the dollar limitations on elective deferrals under IRC Section 402(g), and the overall limitations on contributions and benefits imposed on qualified plans by IRC Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.12 "Member" means any person included in the membership of the Plan as provided in Article 2.

1.13 "Plan" means The Federal Home Loan Bank of New York Supplemental Executive Retirement Defined Benefit & Defined Contribution Benefit Equalization Plan, as set forth herein and as amended from time to time.

1.14“Plan Administrator” shall be the Director of Human Resources of the Bank or a designee.

1.15"Retirement" means and refers to the Separation from Service of a Member under circumstances entitling the Member to a benefit from and under the terms of the Defined Benefit Plan.

1.16"Separation from Service" has the meaning set forth in Section 1.409A-1(h) of the Regulations promulgated under IRC Section 409A as may be amended from time to time.

1.17“Unforeseeable Emergency” has the meaning set forth in Section 1.409A-3(i)(3)(i) of the Regulations promulgated under IRC Section 409A or as amended. Under current regulations, an Unforeseeable Emergency means a severe financial hardship of the Member resulting from an illness or accident of the Member, the Member’s spouse, the Member’s beneficiary, or the Member’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); imminent foreclosure of or eviction from the Member’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.

Article 2. Membership

2.01 Each employee of the Bank who is included in the membership of the Defined Benefit Plan shall become a Member of the Defined Benefit Plan Component of the Plan on the later of (i) the date on which the Committee shall determine, in its sole and absolute discretion, that the employee is eligible to participate in the Defined Benefit Plan Component who is ratified beginning on or after January 1, 2023, is an officer at the rank of First Vice President or higher and received compensation in excess of the IRC Limitations as defined in Section 1.11 of the Plan in three (3) calendar years in a period of five (5) consecutive calendar years  and (ii) the earliest date on which a benefit under the Defined Benefit Plan is limited by IRC Section 401(a)(17) or 415.  (The foregoing shall not be construed to affect the current membership of any existing participants already determined to be a Member in the Defined Benefit Plan Component of the Plan.)  If, on the date that payment of a Member's benefit from the Defined Benefit Plan commences, the Member is not entitled to receive a benefit under Article 3.01 of the Plan, the Member’s membership in the Defined Benefit Component of the Plan shall terminate on such date.

2.02 Each employee of the Bank who is included in the membership of the Defined Contribution Plan shall become a Member of the Defined Contribution Plan Component of the Plan on the earliest date on which the Member is credited with an elective contribution addition under Section 4.01 of the Plan.

2.03Notwithstanding any other provision of this Plan to the contrary, the Committee, in its sole and absolute discretion, shall exclude from membership and participation in the Plan any employee (i) who is not one of a select group of management and highly compensated employees as the Committee shall fix and determine, or (ii) for any other reason as may be determined by the Committee.

Article 3. Amount and Payment of Defined Benefit Plan Component

3.01The amount, if any, of the lump sum or annual benefit payable to or on account of a Member pursuant to the Defined Benefit Plan Component of the Plan shall equal (i) minus (ii), but not less than zero, as determined by the Committee, where:

(i) is defined as the annual benefit (as calculated by the Defined Benefit Plan on the basis of the form of payment elected under the Defined Benefit Plan by the Member) that would otherwise be payable to or on account of the Member by the Defined Benefit Plan under the Defined Benefit Plan if the provisions of the Defined Benefit Plan were administered (A) without regard to the limitations imposed by Sections 401(a)(17) and 415 of the IRC and regardless of whether employment commenced on or after July 1, 2014 and (B) as if (x) the applicable annual salary rate did not exclude overtime and incentive compensation payments; and (y) the applicable benefit multiplier used to calculate a Member’s total pension benefit was 2%, provided that: (1) for the person who served as the Bank’s President and CEO on January 1, 2019, the applicable benefit multiplier was 2.5%, and (2) for those persons identified in Schedule B attached hereto, such persons will no longer accrue additional benefits under the Defined Benefit Plan; however, such benefits will be restored by the Defined Benefit Component of this Plan with the applicable benefit multiplier of 2.5% ; and

(ii) is defined as the annual benefit (as calculated by the Defined Benefit Plan on the basis of the form of payment elected under the Defined Benefit Plan by the Member) that is payable to or on account of the Member by the Defined Benefit Plan under the Defined Benefit Plan after giving effect to any reduction of such benefit required by the limitations imposed by Sections 401(a)(17) and 415 of the IRC and otherwise determined in accordance with the terms of the Defined Benefit Plan as it may be amended from time to time.

For purposes of this Section 3.01, for the person who served as the Bank’s President and CEO on January 1, 2019, the total pension benefit shall be calculated using that person’s highest consecutive three-year average earnings.  Further, the normal form of payment option for this person will include a life annuity with a lump sum retirement death benefit which is 12 times the annual retirement allowance less the sum of such allowance payments made before death. Also, the cumulative incremental cost of living adjustment for this person shall be 1% of the retirement allowance at the end of the calendar year in which age 66 is reached.

In addition, for purposes of this Section 3.01, "annual benefit" includes any benefits the Bank has elected to provide its employees under the Defined Benefit Plan and shall be in the form of a life annuity within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations promulgated under IRC Section 409A.  The Defined Benefit Plan in effect upon the date of hire, as amended, establishes the qualified retirement benefit for each employee.

3.02 The available form of payment under the Defined Benefit Component of this Plan shall be in a single lump sum payment or an annual benefit.  Unless the Member elects an optional form of payment under this Article 3 pursuant to Section 3.03 of the Plan, the annual benefit, if any, payable to or on account of a Member under Section 3.01 of the Plan shall be converted by the Actuary and shall be payable to or on account of the Member in the "Regular Form" of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Defined Benefit Plan to determine actuarial equivalence under the Defined Benefit Plan. For purposes of the Plan, the "Regular Form" of payment means an annual benefit payable for the Member's lifetime and the death benefit described in Section 3.04 of the Plan.

3.03(a)  A Member may, with prior written consent of the Plan Administrator and if made within sixty (60) days before a voluntary separation of service, request that the Defined Benefit Component be paid in the form of a single lump sum payment.  This request if made shall be irrevocable.  The lump sum benefit shall be paid within ninety (90) days following the Member’s separation of service, except that no benefits shall be paid prior to the date such benefit can be definitely determined by the Plan Administrator.  A Member may, with the prior written consent of the Plan Administrator, elect in writing prior to the making of any annuity payment under this Article 3 to have the annual benefit, if any, payable to or on account of a Member under

Section 3.02 of the Plan converted by the Actuary to any optional form of payment then permitted under the Defined Benefit Plan that is a life annuity within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations promulgated under IRC Section 409A other than the "Regular Form" of payment and that is actuarially equivalent to the “Regular Form” of payment.  The Actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Defined Benefit Plan to determine actuarial equivalence under the Defined Benefit Plan.

(b)  If a Member who had elected an optional form of payment under this Section 3.03 dies after the date benefit payments under the Plan had commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of payment which the Member had elected under the Plan. If a Member who had elected an optional form of payment under this Section 3.03 dies before the date benefit payments under the Plan commence, the Member’s election of an optional form of benefit shall be inoperative.

(c)  An election of an optional form of payment under this Section 3.03 may be made only on a form prescribed by the Plan Administrator and filed by the Member with the Plan Administrator prior to the commencement of payment of the Member’s benefit under Section 3.02 of the Plan.

3.04Upon the death of a Member who had not elected the single lump sum payment or the optional form of payment under Section 3.03 of the Plan, a death benefit shall be paid to the Member's beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i)is an amount equal to twelve (12) times the annual benefit, if any, payable under Section 3.02 of the Plan; and

(ii)is the sum of the benefit payments, if any, which the Member had received under this Article 3.

3.05 If a Member to whom a single lump sum or annual benefit is payable under this Article 3 dies before commencement of the payment of the Member’s benefit, the death benefit payable under Section 3.02 of the Plan shall be payable to the Member's beneficiary as if the payment of the Member's benefit had commenced on the first day of the month in which the Member’s death occurred.

3.06The annual benefit, if any, payable to or on account of a Member under this Article 3 shall commence to be paid no earlier than (i) the Member's Separation from Service, (ii) the date the Member becomes disabled, within the meaning of IRC Section 409A(a)(2)(c), or (iii) the Member's death, and the time or schedule of payments shall not be accelerated except as provided in Regulations promulgated pursuant to IRC Section 409A, nor shall any payment of benefits be deferred to a date other than the date fixed for such payment.  Such annual benefit shall be paid in monthly installments commencing on the first day of the month next following the Member's Separation from Service constituting the Member's Retirement under the Defined Benefit Plan, except that no benefits shall be paid prior to the date such annual benefit can be definitely determined by the Plan Administrator.  Nothing in this Plan shall be deemed to make the payment of benefits to a Member under this Article 3 dependent upon the commencement of the payment of benefits to the Member under the Defined Benefit Plan.

Article 4. Amount and Payment of Defined Contribution Plan Component

4.01For each calendar year, if the Member's 401(k) account contributions and/or regular account contributions under the Defined Contribution Plan for such year have reached the maximum permitted by the IRC Limitations as determined by the Plan Administrator, and if the Member's compensation for that calendar year is expected to exceed the dollar limitation set forth in IRC Section 401(a)(17) (as indexed), and if the Member elects to reduce  compensation for such calendar year by delivering to the Plan Administrator, prior to the commencement of such calendar year, a written election on such form as the Plan Administrator may designate, which election shall become irrevocable on the last day of the calendar year preceding such calendar year, then such Member shall be credited with an elective contribution addition under the Defined Contribution Plan Component equal to the reduction in the Member’s compensation made in accordance with such election; provided, however, that the sum of all such elective contribution additions for a Member with respect to any single calendar year made under this Section 4.01 shall not be greater than the excess of (i) over (ii), where:

(i) is an amount equal to 19% of the Member’s compensation (as defined by the Defined Contribution Plan if its provisions were administered without regard to the IRC Limitations); and

(ii) is an amount equal to the maximum amount of regular account, 401(k) account and additional elective deferral (as defined in IRC Section 125 or 414(v)) contributions the Member could make under the Defined Contribution Plan for the calendar year after giving effect to any limitation or reduction on elective contributions required by the IRC Limitations.

If the reduction in a Member's compensation under such election under this Section 4.01 is determined to exceed the maximum allowable elective contribution additions for such calendar year, such excess and any related earnings credited under Section 4.03 of the Plan shall be paid to such Member within the first two and one-half months of the succeeding calendar year.

4.02[Intentionally Omitted]

4.03 For each elective contribution addition credited to a Member under Section 4.01 of the Plan, such Member shall also be credited with a matching contribution addition under this   Article 4 equal to the matching contribution, if any, that would be credited under the Defined Contribution Plan with respect to such amount if contributed to the Defined Contribution Plan, determined as if the provisions of the Defined Contribution Plan were administered without regard to the IRC Limitations and determined after taking into account the Member's actual regular and 401(k) contributions to and actual matching contributions under the Defined Contribution Plan.

For those Members identified on Schedule A attached hereto, effective beginning with the Defined Contribution Plan Component calendar year 2020, the Bank will provide for each Member’s elective contribution a matching contribution of up to 9% of such Member’s compensation.  Such Members will be eligible to make deferrals for the Defined Contribution Plan Component calendar year on or before the last day of the preceding calendar year as provided for in Section 4.01.

4.04 The Plan Administrator shall maintain a Defined Contribution Plan Component account within the financial records of the Bank for each Member who is a Member by reason of amounts credited under Section 4.01 of the Plan. The elective contribution additions, and matching contribution additions of a Member under Sections 4.01 and 4.03 of the Plan shall be credited to the Member’s Defined Contribution Plan Component account as soon as practicable after the date that the compensation reduced under Section 4.01 of the Plan would otherwise have been paid to such Member. In addition, the Defined Contribution Plan Component account of a Member shall be credited or debited from time to time with an investment return at a rate substantially equivalent to the net rate of return based on the Member’s account investment choices as offered by the Plan servicer administering the Plan on behalf of the Bank.

4.05 The balance credited to a Member’s Defined Contribution Plan Component account shall be paid to the Member in a lump sum payment on the date that is the first business day after the 60th day following the Member’s Separation from Service with the Bank, or at such other date or dates that begins within ten (10) years of Separation from Service and in such form as the Member shall have elected in writing to the Bank on or before December 31, 2016, or, in the case of a Member who shall first elect to reduce compensation pursuant to Section 4.01 of the Plan subsequent to December 31, 2016, at the time the Member first so elects to reduce compensation, subject to the provisions of Section 4.07 of the Plan.

If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.  An election as to the manner of payment may not be changed after the payment has been made or payments have commenced.  Prior to that time, a Member may change an election by filing a new election form with the Plan Administrator; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

If installment distributions are elected, the initial installment amount will be the account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments.  Subsequent installments will also be a fraction of the unpaid account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one.  For example, if five installment payments are elected, the initial installment will be one-fifth of the single sum account balance, the second will be one-fourth the remaining account balance, the third installment will be one-third the remaining account balance, and so on. The account will continue to earn benefits based on the investment choices of the Member.

If the Member’s account balance upon eligibility for election disbursements is less than $10,000, then the entire amount will be paid in a single lump sum payment regardless of the Member’s payment election.

4.06If a Member dies or becomes disabled (within the meaning of IRC Section 409A(a)(2)(c)) prior to receiving the balance credited to the Member’s Defined Contribution Plan Component account under Section 4.05 of the Plan, the balance in the Member’s Defined Contribution Plan Component  account at the time of the Member’s death shall be paid, in the event of death, to the Member’s designated Beneficiary or, in the event of the Member’s disability, to him, in a lump sum payment as soon as reasonably practicable after death or disability, as applicable.

4.07 Subject to Section 4.08, the benefit under this Article 4 shall be paid at the time or times and in the form in which such benefit is payable pursuant to Section 4.05 of the Plan and shall commence to be paid no earlier than (i) the Member's Separation from Service, (ii) the date the Member becomes disabled, within the meaning of IRC Section 409A(a)(2)(c), or (iii) the Member's death, and the time or schedule of payments provided in Section 4.05 of the Plan shall not be accelerated except as provided in Regulations promulgated pursuant to IRC Section 409A, nor shall any payment of benefits be deferred to a date other than the date fixed for such payment.

4.08Upon a finding that the Member has suffered an Unforeseeable Emergency, subject to compliance with IRC Section 409A the Plan Administrator may, at the request of the Member, accelerate distribution of benefits or approve reduction or cessation of current deferrals under Section 4.01 in the amount reasonably necessary to alleviate such Unforeseeable Emergency, subject to the following conditions: (i) the request to take this type of distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month; (ii) the amount distributed pursuant to this Section 4.08 with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Member's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under Section 4.01; and (iii) the amount determined by the Plan Administrator as the distribution shall be paid in a lump sum as soon as practicable after the end of the calendar month in which this special distribution election is made and approved by the Plan Administrator.

Article 5. Source and Method of Payments

All payments of benefits under the Plan, whether arising under Article 3 with respect to the Defined Benefit Plan Component of the Plan or under Article 4 with respect to the Defined Contribution Plan Component of the Plan, shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in IRC Sections 611 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or beneficiary; provided, that no contributions to such a grantor trust shall be made by the Bank during any “restricted period” as such term is defined in IRC Section 409(A)(b)(3)(B).  No benefit whatever provided by the Plan shall be payable from the assets of the Defined Benefit Plan or the Defined Contribution Plan.  No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan.  A Member will be fully “vested” in the Defined Contribution Plan Component account balance at all times.

Article 6. Designation of Beneficiaries

6.01 Each Member of the Plan may file with the Plan Administrator a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death. A Member may, from time to time, revoke or change the Member’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Plan Administrator.  The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Member's death, and in no event shall it be effective as of a date prior to such receipt.

6.02 If no such beneficiary designation is in effect at the time of a Member's death, or if no designated beneficiary survives the Member, or if, in the opinion of the Plan Administrator, such designation conflicts with applicable law, the Member's estate shall be deemed to have been designated as the Member’s beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member's death. If the Plan Administrator is in doubt as to the right of any person to receive such amount, the Bank may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Bank may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

Article 7. Administration

7.01 The Board of Directors has delegated to the Plan Administrator, subject to those powers which the Board has reserved as described in Article 8 of the Plan, general authority over and responsibility for the administration and interpretation of the Plan. The Plan Administrator shall have full power and authority to interpret and construe the Plan, and to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 5 of the Plan, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Plan Administrator's interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes. However, a Member may in writing appeal a decision of the Plan Administrator to the Committee as provided for in Section 7.03.  Should the Plan Administrator determine that he or she may personally and uniquely benefit from a decision that is made regarding the Plan,  such decision shall be made by the designee.

7.02 If the Plan Administrator deems it advisable, it shall arrange for the engagement of a Plan servicer and advisors for investment plan options from which the Members choose, an Actuary, legal counsel and certified public accountants (who may be counsel to or accountants for the Bank), and other consultants, and make use of agents and clerical or other resources, for purposes of operating the Plan and retaining the Plan records concerning accounts, Member elections and beneficiary selections. The Plan Administrator may rely upon the written opinions of such Plan servicer and advisors, Actuary, counsel, accountants and consultants, and upon any information supplied by the Defined Benefit Plan for purposes of Article 3 of the Plan, and delegate to any agent its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator. The Plan Administrator shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03 All claims for benefits under the Plan shall be submitted in writing to the Plan Administrator. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or the Member’s beneficiary (the "claimant"). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider.  Written notice of the decision on review shall be furnished to the claimant not later than 90 days following the Committee’s receipt of the request for review. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after the Committee's receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant and reported to the Plan Administrator. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

7.04 All expenses incurred by the Bank, the Committee, or the Plan Administrator in their administration of the Plan shall be paid by the Bank.

Article 8. Amendment and Termination

The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, Plan Administrator, or any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. The Plan Administrator may take any action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.  Notwithstanding anything else to the contrary contained herein, upon termination of the Defined Contribution Plan Component of the Plan or the Defined Benefit Plan Component of the Plan, the applicable account balances and benefits shall be paid to each Member, beneficiary or other person entitled to benefits in accordance with the applicable plan termination rules described in Treas. Reg. Section 1.409A-3(j)(4)(ix) as may be amended from time to time.

Article 9. General Provisions

9.01 The Plan shall be binding upon and inure to the benefit of the Bank, and its successors and assigns, and the Members, and their successors, assigns, designees and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members' rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term "Bank" shall refer to such other organization and the Plan shall continue in full force and effect until terminated pursuant to Article 8.

9.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03 The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

9.04No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.

9.05 If the Plan Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her financial affairs because of illness, accident, or disability, or is a minor, or has died, then any payment, or any part thereof, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Plan Administrator is so inclined, be paid to such person's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

9.06 To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

9.07 All elections, designations, requests, notices, instructions and other communications from a Member, beneficiary or other person to the Plan Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Administrator and shall be mailed by first-class mail or delivered to such location as shall be specified by the Plan Administrator and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

9.09 No Plan Administrator or Committee member shall be personally liable by reason of any instrument executed by him or her or on his or her behalf, or action taken by him or her, in his or her capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall  indemnify and hold harmless the Defined Benefit Plan and each Plan Administrator, Committee member, and each employee, officer or director of the Bank or the Defined Benefit Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person's fraud or bad faith.

9.10 In the event the Bank in error makes an overpayment, the Member agrees that the Bank, with notice to the Member, may charge the account back.

9.11 The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

9.12 The provisions of the Plan shall be construed, administered and governed under the laws of the United States including, without limitation, IRC Section 409A and implementing regulations and, to the extent they defer to the state law, the laws of the State of New York in effect from time to time.

The Federal Home Loan Bank of New York Amended and Restated Defined Benefit & Defined Contribution Benefit Equalization Plan has been duly adopted by the Bank this 17th day of November 2022, to be amended and restated effective as of January 1, 2023.

FEDERAL HOME LOAN BANK OF NEW YORK

By:

Mildred Tse-Gonzalez
Director of Human Resources and Corporate Real Estate
Attest:

Brian Finnegan
Corporate Secretary

Schedule A

Members Eligible to Participate in the “Bank Up To 9% Match” Under Section 4.03 of the Plan

Members eligible to participate in the “Bank up to 9% match” under Section 4.03 of the Plan shall be those Members who serve as voting members of the Bank’s Management Committee.

The actual list of such persons shall be maintained by the Plan Administrator.

Unless expressly provided for in the Plan, additional Members may be added to or removed from Schedule A for future Plan years with the approval of the Bank’s Board of Directors.

Schedule B

Members Eligible Effective July 1, 2021 to Accrue Retirement Benefits Solely From the Defined

Benefit Component of the Plan

The list of Members referenced in Section 3.01(i) of the Plan shall be maintained by the Plan Administrator.

Unless expressly provided for in the Plan, additional Members may be added to or removed from Schedule B for future Plan years with the approval of the Bank’s Board of Directors.